Exhibit 99.1

News Release | For Immediate Release

Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

FactSet Third Quarter Results
Highlighted by EPS Growth of 12%

NORWALK, Conn., June 28, 2016 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated financial information and analytical applications, today announced its results for the third quarter of fiscal 2016.

For the quarter ended May 31, 2016, revenues grew to $287.5 million. Operating income was $89.3 million compared to $85.4 million in the prior year period. Net income was $66.8 million versus $61.4 million a year ago. Diluted earnings per share were $1.62 compared to $1.45 in the same period of fiscal 2015.

Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both deal-related amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet. A supplementary schedule reconciling GAAP results to these adjusted financial measures is presented on page 10 of this earnings release.

Excluding revenues acquired from acquisitions completed within the last 12 months and the effects of foreign currency, organic revenues grew 9.0%. Adjusted operating income for the quarter, which excludes $4.1 million of deal-related amortization and $1.4 million of professional fees primarily related to the sale of the Company’s Market Metrics business, was $94.8 million, up 8.1% over the prior year. Adjusted net income increased 9.7% over the year ago third quarter and excludes the after-tax charge of $2.9 million from deal-related amortization, the after-tax charge of $1.0 million from professional fees and $3.2 million in income tax benefits from finalizing prior years’ tax returns and other discrete items. Adjusted diluted EPS rose 12.3% to $1.64 and excludes the net effect of deal-related amortization, incremental professional fees and income tax benefits.

Consolidated Statements of Income

(Condensed and Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2016	2015	Change

Revenues	$287,501	$254,522	13.0%
Adjusted operating income	$94,769	$87,640	8.1%
Adjusted net income	$67,545	$61,598	9.7%
Adjusted diluted earnings per share	$1.64	$1.46	12.3%
GAAP diluted earnings per share	$1.62	$1.45	11.7%
Diluted weighted average shares	41,189	42,297

“We had another strong quarter, amidst an uncertain market. This reaffirms the strength of the FactSet business model and the appeal of our products and solutions,” said Phil Snow, FactSet’s CEO.

News Release | For Immediate Release

Annual Subscription Value (“ASV”)

ASV was $1.156 billion at May 31, 2016, up 9.3% organically from the prior year. Over the last three months organic ASV increased $16.3 million, which excludes the effects of foreign currency. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Buy-side and sell-side ASV growth rates for the third quarter of fiscal 2016 were 9.6% and 8.1%, respectively. Buy-side clients account for 83.6% of ASV and the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering buy-side and sell-side ASV growth rates are presented on page 12 of this earnings release.

Financial Highlights – Third Quarter of Fiscal 2016

●

ASV from U.S. operations was $775.6 million, increasing 9.0% organically over the prior year. U.S. revenues were $193.2 million. Excluding revenues from acquisitions completed within the past 12 months, the U.S. growth rate was 8.5%.

●

ASV from non-U.S. operations grew 10.1% organically to $380.7 million and now represents 32.9% of total ASV, up from 32.6% a year ago. Non-U.S. revenues rose to $94.3 million. Excluding the impact of foreign currency and acquisitions completed within the past 12 months, the international revenue growth rate was 10.1%.

●

Adjusted operating margin was 33.0%, compared to 34.4% in the year ago third quarter. Portware’s operations reduced FactSet’s just completed third quarter operating margin by 130 basis points and diluted earnings per share by $0.01. Excluding deal-related amortization, the Portware acquisition was $0.03 accretive to the third quarter of fiscal 2016.

●

The Company’s effective tax rate for the third quarter was 24.8%, as compared to 28.5% a year ago. Excluding income tax benefits from both periods, the current year annual effective tax rate was 28.4% compared to 30.1% in the prior period.

●	Quarterly free cash flow was $88.6 million. Free cash flow in the last 12 months grew 9.9% and totaled $299.7 million.

Operational Highlights – Third Quarter of Fiscal 2016

●	Client count rose by 18 and totaled 3,075 at May 31, 2016.

●	User count grew 7.7% to 63,535.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 94%, consistent with the prior year third quarter.

●	Employee count was 8,100 at May 31, 2016, up 1,149 people in the past 12 months. Excluding the acquired Portware workforce, headcount increased 14.1% from a year ago.

●	Capital expenditures were $8.2 million.

●	The regular quarterly dividend was increased 13.6% from $0.44 to $0.50 per share, beginning with the Company’s dividend payment on June 21, 2016.

●

FactSet repurchased 505,000 shares for $76.3 million during the third quarter. On May 19, 2016, the Company’s Board of Directors approved a $165 million expansion of the existing share repurchase program. Including this expansion, $360 million remained authorized for further repurchases as of May 31, 2016. Over the last 12 months, $344 million has been returned to stockholders in the form of share repurchases and dividends, funded entirely by cash generated from operations.

●	Common shares outstanding were 40.7 million at May 31, 2016.

●	FactSet was ranked #89 on Fortune’s “100 Best Companies to Work For,” marking the Company’s eighth appearance on the list in the last nine years.

●	FactSet was recently recognized as one of the UK’s “Best Workplaces” by the Great Place to Work® Institute UK for the eighth consecutive year.

News Release | For Immediate Release

●

In May 2016, FactSet was awarded “Best Overall Provider,” "Best Research Provider" and "Best Data Analytics Provider" by Inside Market Data. FactSet was previously awarded Acquisition of the Year in 2014, Best Research Provider in 2014 and 2012, and Best Analytics Provider in 2008, 2009 and 2011.

Sale of the Market Metrics Business

On May 21, 2016 FactSet entered into a definitive agreement to sell its market research business focused on advisor-sold investments and insurance, consisting of Market Metrics LLC and Matrix Data Limited, to Asset International, a portfolio company of Genstar Capital. The total purchase price is approximately $165 million, subject to certain working capital adjustments, with an additional earn-out of $10 million based on the achievement of certain growth targets over the next two years. The transaction is expected to close in FactSet’s fourth quarter of fiscal 2016, with the proceeds from the sale being primarily used for share repurchases under the Company’s existing program. The sale is not expected to have a material impact on FactSet’s fourth quarter of fiscal 2016 or full-year fiscal 2017 results.

Election of two new Directors, Sheila Jordan and Malcolm Frank

On June 27, 2016, the Board of Directors of FactSet elected two new directors, Sheila B. Jordan and Malcolm Frank. In conjunction with their election to the Board, Ms. Jordan was appointed to serve as a member of the Company’s Audit Committee and Mr. Frank will serve on FactSet’s Compensation Committee. Both will stand for election by a vote of stockholders at the Company’s 2016 Annual Meeting of Stockholders in December 2016.

Philip Hadley, Executive Chairman of FactSet, said, “We are pleased to welcome the additions of Sheila Jordan and Malcolm Frank to FactSet’s Board of Directors. We look forward to leveraging their global technology expertise as we deliver leading insight and information to investment professionals around the world.”

Ms. Jordan, age 51, currently serves as Senior Vice President, Chief Information Officer at Symantec Corporation, a global leader in cybersecurity. Ms. Jordan has served in this role since February 2014 and is responsible for driving Symantec's information technology strategy and operations with a focus on building and supporting the global information technology effort. She serves as global executive sponsor for the Symantec Women’s Action Network, a networking forum to help support and encourage female employees to achieve their potential. Prior to joining Symantec, Ms. Jordan spent nine years at Cisco Systems Inc., where she served as Senior Vice President of IT, Communication and Collaboration. Previously, Ms. Jordan held leadership roles at Grand Circle Corporation, as Chief Information Officer and Executive Vice President, and at The Walt Disney Company, where she was a Senior Vice President for Destination Disney and Vice President of Marketing and Sales Finance. She was also a senior financial analyst at Martin Marietta, a construction supplies aggregate company. Ms. Jordan serves on the customer advisory board of Sutter Hill Ventures, a venture capital firm. She received her Bachelor’s degree from the University of Central Florida and an M.B.A. from the Florida Institute of Technology.

Mr. Frank, age 50, currently serves as Executive Vice President, Strategy & Marketing at Cognizant Technology Solutions Corp., a provider of custom information technology, consulting and business process outsourcing services. Mr. Frank joined Cognizant in 2005 and has more than two decades of experience in the information technology industry. Prior to joining Cognizant, he was co-founder, President and CEO of CXO systems, an independent software vendor providing dashboard solutions for senior managers. In addition, he was the founder, President, Chief Executive Officer and chairman of Nervewire Inc., a leading management consulting and systems integration firm. Prior to founding Nervewire, Mr. Frank was a co-founder, executive officer and Senior Vice President at Cambridge Technology Partners, where he ran Worldwide Marketing, Business Development and several business units. Mr. Frank is a recognized industry thought leader and is a frequent speaker on key issues of IT management. He has been profiled by Forbes magazine and ABC’s 20/20 and is the subject of a Harvard Business School case study on Leadership and Management. Mr. Frank is a graduate of Yale University with a degree in Economics.

News Release | For Immediate Release

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2016 Expectations (the expectations below include the Market Metrics business for the full quarter):

●	Revenues are expected to range between $292 million and $298 million.

●	GAAP operating margin is expected to range between 31.0% and 32.0%. Adjusted operating margin is expected to range between 32.5% and 33.5%.

●	The annual effective tax rate is expected to range between 28.0% and 29.0%.

●	GAAP diluted EPS should range between $1.61 and $1.65. Adjusted EPS is expected to range between $1.68 and $1.72. The midpoint of the adjusted EPS range represents 12.6% growth over the prior year.

●	The Market Metrics transaction is expected to close in FactSet’s fourth quarter of fiscal 2016, at which time updated guidance for the fourth quarter of fiscal 2016 will be provided.

Conference Call

The Company will host a conference call today, June 28, 2016 at 11:00 a.m. Eastern Time to review the third quarter earnings release. To listen, please visit the “Audiocasts” section on FactSet's Investor Relations website at http://investor.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) including operating income, operating margin, net income and diluted earnings per share have been adjusted. Adjusted operating income during the just completed third quarter excludes $4.1 million of deal-related amortization and $1.4 million of professional fees primarily related to the sale of FactSet’s Market Metrics business. Adjusted net income excludes the after-tax charge of $2.9 million from deal-related amortization, the after-tax charge of $1.0 million from incremental professional fees and $3.2 million in income tax benefits from finalizing prior years’ tax returns and other discrete items. Adjusted diluted EPS of $1.64 excludes the net effect of the $0.08 in income tax benefits, a $0.07 detriment from deal-related amortization and a $0.02 detriment from professional fees.

News Release | For Immediate Release

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the recently completed third quarter was $96.8 million of net cash provided by operations and $8.2 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet delivers the world's best insight and information to investment professionals through superior analytics, service, content, and technology. More than 63,000 users make smarter investment decisions with FactSet's desktop analytics, mobile applications, and comprehensive data feeds. FactSet is also an honoree of Fortune's 100 Best Companies to Work For and a Best Workplace Award recipient in the United Kingdom and France. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS | NASDAQ:FDS).

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Consolidated Statements of Income – Unaudited
	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$287,501	$254,522	$839,801	$744,990

Operating expenses
Cost of services	124,602	100,686	363,249	297,745
Selling, general and administrative	73,609	68,480	214,610	200,980
Total operating expenses	198,211	169,166	577,859	498,725

Operating income	89,290	85,356	261,942	246,265

Other (expense) income, net	(433)	482	(765)	1,445
Income before income taxes	88,857	85,838	261,177	247,710

Provision for income taxes	22,076	24,429	66,669	68,843
Net income	$66,781	$61,409	$194,508	$178,867

Diluted earnings per common share	$1.62	$1.45	$4.68	$4.23

Diluted weighted average common shares	41,189	42,297	41,596	42,317

News Release | For Immediate Release

Consolidated Statements of Comprehensive Income – Unaudited
	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands)	2016	2015	2016	2015

Net income	$66,781	$61,409	$194,508	$178,867

Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on cash flow hedges*	2,464	(1,020)	229	(289)
Foreign currency translation adjustments	8,883	(4,187)	(7,867)	(25,753)
Other comprehensive income (loss)	11,347	(5,207)	(7,638)	(26,042)
Comprehensive income	$78,128	$56,202	$186,870	$152,825

* For the three and nine months ended May 31, 2016, the unrealized gain on cash flow hedges was net of tax expense of $1,448 and $135, respectively. The unrealized loss on cash flow hedges disclosed above for the three and nine months ended May 31, 2015, was net of tax benefits of $606 and $172, respectively.

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Consolidated Balance Sheets - Unaudited

	May 31,	August 31,
(In thousands)	2016	2015

ASSETS
Cash and cash equivalents	$187,436	$158,914
Investments	23,720	23,497
Accounts receivable, net of reserves	104,666	95,064
Prepaid taxes	—	4,808
Deferred taxes	2,521	2,105
Prepaid expenses and other current assets	15,736	19,786
Assets held for sale	48,940	—
Total current assets	383,019	304,174

Property, equipment, and leasehold improvements, net	78,082	59,264
Goodwill	460,393	308,287
Intangible assets, net	97,978	40,052
Deferred taxes	14,257	20,599
Other assets	5,246	4,295
TOTAL ASSETS	$1,038,975	$736,671

LIABILITIES
Accounts payable and accrued expenses	$38,033	$33,880
Accrued compensation	43,393	44,916
Deferred fees	34,076	38,488
Taxes payable	4,333	3,755
Deferred taxes	425	562
Dividends payable	20,328	18,179
Liabilities held for sale	14,110	—
Total current liabilities	154,698	139,780

Deferred taxes	1,543	1,697
Taxes payable	8,200	6,776
Long-term debt	300,000	35,000
Deferred rent and other non-current liabilities	30,877	21,834
TOTAL LIABILITIES	$495,318	$205,087

STOCKHOLDERS’ EQUITY
Common stock	$509	$503
Additional paid-in capital	616,954	542,355
Treasury stock, at cost	(1,181,695)	(988,873)
Retained earnings	1,159,579	1,021,651
Accumulated other comprehensive loss	(51,690)	(44,052)
TOTAL STOCKHOLDERS’ EQUITY	543,657	531,584
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,038,975	$736,671

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Consolidated Statements of Cash Flows – Unaudited
(In thousands)	Nine Months Ended May 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$194,508	$178,867
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,222	24,229
Stock-based compensation expense	22,433	17,112
Deferred income taxes	3,015	3,041
Loss (gain) on sale of assets	2	(17)
Tax benefits from share-based payment arrangements	(13,327)	(23,926)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(11,316)	(1,159)
Accounts payable and accrued expenses	3,474	5,973
Accrued compensation	(1,809)	(5,496)
Deferred fees	3,696	5,951
Taxes payable, net of prepaid taxes	20,313	16,213
Prepaid expenses and other assets	1,250	78
Deferred rent and other non-current liabilities	10,812	1,873
Other working capital accounts, net	(169)	103
Net cash provided by operating activities	261,104	222,842

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(264,087)	(33,556)
Purchases of investments	(12,934)	(12,437)
Proceeds from sales of investments	12,423	7,535
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(34,671)	(15,391)
Net cash used in investing activities	(299,269)	(53,849)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(54,042)	(48,404)
Repurchase of common stock	(192,823)	(177,556)
Proceeds from debt	265,000	35,000
Debt issuance costs	(12)	(32)
Proceeds from employee stock plans	38,845	51,852
Tax benefits from share-based payment arrangements	13,327	23,926
Net cash provided by (used in) financing activities	70,295	(115,214)

Effect of exchange rate changes on cash and cash equivalents	(3,608)	(12,262)
Net increase in cash and cash equivalents	28,522	41,517

Cash and cash equivalents at beginning of period	158,914	116,378
Cash and cash equivalents at end of period	$187,436	$157,895

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Reconciliation of GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, operating margin, net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2016	2015	Change

GAAP Operating income	$89,290	$85,356
Deal-related amortization (a)	4,085	2,284
Incremental professional fees (b)	1,394	—
Adjusted operating income	$94,769	$87,640	8.1%
Adjusted operating margin	33.0%	34.4%

GAAP Net income	$66,781	$61,409
Deal-related amortization (a)(c)	2,925	1,597
Incremental professional fees (b)(c)	998	—
Income tax benefits (d)	(3,159)	(1,408)
Adjusted net income	$67,545	$61,598	9.7%

Adjusted Diluted earnings per common share (e)	$1.64	$1.46	12.3%
Weighted average common shares (Diluted)	41,189	42,297

(a)

GAAP operating income in the third quarter of fiscal 2016 was adjusted to exclude $4.1 million of pre-tax deal-related amortization, which reduced diluted earnings per share by $0.07. GAAP operating income in the third quarter of fiscal 2015 was adjusted to exclude $2.3 million of deal-related amortization, which reduced diluted earnings per share by $0.04.

(b)

GAAP operating income in the third quarter of fiscal 2016 was adjusted to exclude $1.4 million of pre-tax professional fees primarily related to the sale of FactSet’s Market Metrics business. The incremental professional fees reduced diluted earnings per share by $0.02 in the just completed third quarter.

(c)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, deal-related amortization and non-recurring items were taxed at the effective tax rates of 28.4% for fiscal 2016 and 30.1% for fiscal 2015.

(d)

Current year GAAP net income was adjusted to exclude $3.2 million of income tax benefits related to finalizing prior years’ tax returns and other discrete items. GAAP diluted EPS was adjusted to exclude $0.08 from these same income tax benefits. GAAP net income in the year ago third quarter was adjusted to exclude $1.4 million of income tax benefits while GAAP diluted EPS was adjusted to exclude $0.03 from these same income tax benefits.

(e)	The sum of the non-GAAP diluted earnings per share may not equal the totals above due to rounding.

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Supplementary Schedule of Historical Adjusted Financial Measures

The following table presents adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, and may be useful to facilitate historical comparisons.

(Unaudited) (In thousands, except per share data)	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15	Q2‘15	Q1‘15
GAAP Operating income	$89,290	$85,344	$87,308	$85,653	$85,356	$80,648	$80,260
Deal-related amortization	4,085	4,078	2,922	1,787	2,284	2,048	2,101
Non-recurring items	1,394	3,838	690	3,010	—	3,154	—
Adjusted operating income	$94,769	$93,260	$90,920	$90,450	$87,640	$85,850	$82,361
Adjusted operating margin	33.0%	33.1%	33.6%	34.6%	34.4%	34.6%	33.9%

GAAP Net income	$66,781	$67,763	$59,965	$62,184	$61,409	$61,598	$55,860
Deal-related amortization	2,925	2,903	2,004	1,246	1,597	1,425	1,454
Non-recurring items	(2,161)	(4,585)	474	(183)	(1,408)	(2,883)	—
Adjusted net income	$67,545	$66,081	$62,443	$63,247	$61,598	$60,140	$57,314

Adjusted Diluted earnings per common share	$1.64	$1.59	$1.48	$1.51	$1.46	$1.42	$1.35
Weighted average common shares (Diluted)	41,189	41,536	42,063	41,995	42,297	42,306	42,340

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Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of ASV by client type, excluding currency, and may be useful to facilitate historical comparisons.

	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15	Q2‘15	Q1‘15
% of ASV from buy-side clients	83.6%	83.4%	83.2%	82.5%	82.8%	82.8%	82.5%
% of ASV from sell-side clients	16.4%	16.6%	16.8%	17.5%	17.2%	17.2%	17.5%

ASV Growth rate from buy-side clients	9.6%	9.5%	9.3%	9.0%	8.5%	8.7%	8.9%
ASV Growth rate from sell-side clients	8.1%	9.5%	10.0%	9.8%	10.9%	7.9%	6.7%
ASV Growth rate from all clients	9.3%	9.5%	9.4%	9.2%	8.9%	8.5%	8.5%

The following table presents the calculation of the above-mentioned growth rates by client type for the third quarter of fiscal 2016.

(In millions)	May 31, 2016	May 31, 2015	Q3’16 ASV Growth Rate
As reported ASV	$1,156.3	$1,021.2
Less acquired ASV (a)	(39.3)	—
Currency impact (b)	(0.6)	—
Organic ASV total	$1,116.4	$1,021.2	9.3%
Buy-side	926.6	845.6	9.6%
Sell-side	189.8	175.6	8.1%

(a)	Acquired ASV from acquisitions completed within the last 12 months.

(b)	The negative impact from foreign currency movements over the past 12 months was added back in order to calculate total organic ASV.